EXHIBIT 10.11

THE SHARES REPRESENTED BY THIS CONVERTIBLE NOTE AND THE CONVERTIBLE NOTE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXIST.

CONVERTIBLE NOTE

$1,497,482.95	February 18, 2011

FOR VALUE RECEIVED, GelTech Solutions, Inc. (the “Company”), a Delaware corporation, hereby promises to pay to the order of Michael Reger, his successors and assigns (collectively, the “Holder”), the principal sum of one million four hundred ninety seven thousand four hundred and eighty two and Ninety Five/100 Dollars ($1,497,482.95) together with interest thereon computed at the annual rate of five percent (5.0%).  Interest shall be payable in arrears in cash at least annually. Principal and interest shall be due and payable five years from the date of this Note unless this Note has been converted as provided below.  While in default, this Note shall bear interest at the rate of 18% per annum or such maximum rate of interest allowable under the laws of the State of Florida. Payments shall be made in lawful money of the United States.  On at least 10-days’ prior written notice, the Company may prepay the Note and any accrued interest to the date of prepayment, subject to prior conversion.

1.           Conversion to Common Stock.

(a)           The Holder shall have the right to convert the principal and accrued interest of this Note in whole and not in part into shares of common stock of the Company at the rate of $1.12 per share as adjusted (the “Conversion Price”) at any time prior to repayment.

(b)           In the event less than all of the remaining balance of this Note is converted, the Company shall promptly issue to the Holder a similar promissory note representing the outstanding balance.

2.           Anti-Dilution Protection.

(a)           In the event, prior to the payment of this Note, the Company shall issue any of its shares of common stock as a stock dividend or shall subdivide the number of outstanding shares of common stock into a greater number of shares, then, in either of such events, the shares obtainable pursuant to conversion of this Note shall be increased proportionately; and, conversely, in the event that the Company shall reduce the number of outstanding shares of common stock by combining such shares into a smaller number of shares, then, in such event, the number of shares of common stock obtainable pursuant to the conversion of this Note shall be decreased  proportionately.  Any dividend paid or distributed upon the common stock in shares of any other class of capital stock of the Company or securities convertible into shares of common stock shall be treated as a dividend paid in common stock to the extent that the shares of common stock are issuable upon the conversion of the Note.  In the event that the Company shall pay a dividend consisting of the securities of any other entity or in cash or other property, upon conversion of this Note, the Holder shall receive the securities, cash, or property which the Holder would have been entitled to if the Holder had converted this Note immediately prior to the record date of such dividend.

(b)           In the event, prior to the payment of this Note, the Company shall be recapitalized by reclassifying its outstanding common stock (other than into shares of common stock with a different par value, or by changing its outstanding shares of common stock to shares without par value), or in the event the Company or a successor corporation, partnership, limited liability company or other entity (any of which is defined as a “Corporation”) shall consolidate or merge with or convey all or substantially all of its, or of any successor Corporation’s property and assets to any other Corporation or Corporations (any such other Corporation being included within the meaning of the term “successor Corporation” used in the context of any consolidation or merger of any other Corporation with, or the sale of all or substantially all of the property of any such other Corporation to, another Corporation or Corporations), or in the event of any other material change in the capital structure of the Company or of any successor Corporation by reason of any reclassification, reorganization, recapitalization, consolidation, merger, conveyance or otherwise, then, as a condition of any such reclassification, reorganization, recapitalization, consolidation, merger or conveyance, a prompt, proportionate, equitable, lawful and adequate provision shall be made whereby the Holder of this Note shall thereafter have the right to purchase, upon the basis and the terms and conditions specified in this Note, in lieu of the securities of the Company theretofore purchasable upon the conversion of this Note, such shares, securities or assets as may be issued or payable with respect to or in exchange for the number of securities of the Company theretofore obtainable upon conversion of this Note as provided above had such reclassification, reorganization, recapitalization, consolidation, merger or conveyance not taken place; and in any such event, the rights of the Holder of this Note to any adjustment in the number of shares of common stock obtainable upon conversion of this Note, as provided, shall continue and be preserved in respect of any shares, securities or assets which the Holder becomes entitled to obtain. Notwithstanding anything herein to the contrary, this paragraph 2 shall not apply to a merger with a subsidiary provided the Company is the continuing Corporation and provided further such merger does not result in any reclassification, capital reorganization or other change of the securities issuable under this Note.  The foregoing provisions of this paragraph 2(b) shall apply to successive reclassification, capital reorganizations and changes of securities and to successive consolidation, mergers, sales or conveyances.

(c)           In the event the Company, at any time while this Note shall remain outstanding, shall sell all or substantially all of its assets, or dissolves, liquidates, or winds up its affairs, prompt, proportionate, equitable, lawful and adequate provision shall be made as part of the terms of any such sale, dissolution, liquidation, or winding up such that the Holder of this Note may thereafter receive, upon exercise hereof, in lieu of the securities of the Company which it would have been entitled to receive, the same kind and amount of any shares, securities or assets as may be issuable, distributable or payable  upon any such sale, dissolution, liquidation or winding up with respect to each common share of the Company; provided, however, that in the event of any such sale, dissolution, liquidation or winding up, the right to convert this Note shall terminate on a date fixed by the Company, such date so fixed to be not earlier than 6:00 p.m., New York time, on the 30th day after the date on which notice of such termination of the right to convert this Note has been given by mail to the Holder of this Note at such Holder’s address as it appears on the books of the Company.

3.           Event of Default.  In the event the Company shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or seeking appointment of a receiver, custodian, trustee or other similar official for it or for all or any substantial part of its assets; or there shall be commenced against the Company, any case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbounded for a period of 30 days; or there shall be commenced against the Company, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 10 days from the entry thereof; or the Company shall make an assignment for the benefit of creditors; or the Company shall be unable to, or shall admit in writing the inability to, pay its debts as they become due; or the Company shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the foregoing; or any of the following events occurs: the Company fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of 30 days after the due date; delisting of the Company Common Stock from any Principal Market (presently the Over-the-Counter Bulletin Board); failure to comply with the requirements for continued listing on a Principal Market for a period of 30 consecutive trading days; or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued listing on such Principal Market; an SEC or judicial stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days; Company's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note within three days following receipt of notice from Holder; ; then, or any time thereafter during the continuance of any of such events, the entire unpaid balance of this Note then outstanding, together with accrued interest thereon, if any, shall be and become immediately due and payable without notice of demand by Holder.

4.           Subordination.  This Note shall be subordinate to any other debt obligations of the Company to the extent the proceeds of such debt obligations are used primarily for the purchase of inventory and other working capital requirements of the Company.

5.           First Right of Refusal.  Until this Note has been paid in full or fully converted, the Holder shall be given not less than 10 days prior written notice of any proposed sale by the Company of its common stock or other securities convertible into its common stock, except in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, (ii) the Company’s issuance of securities in connection with strategic license or service agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Company’s issuance of common stock or the issuances or grants of options to purchase common stock to employees, directors, and consultants, pursuant to the Company’s equity incentive plan or similar individual agreements, (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of this Note, and (v) as a result of the exercise of warrants which are granted or issued pursuant in connection with the execution and delivery of this Note.  The Holder shall have the right during the 10 days following receipt of the notice to purchase for cash or by using the outstanding balance of this Note including principal, interest, liquidated damages and any other amount then owing to Holder by the Company, such offered common stock, debt or other securities in accordance with the terms and conditions set forth in the notice of sale.  In the event such terms and conditions are modified during the notice period, the Holder shall be given prompt notice of such modification and shall have the right during the 10 days following the notice of modification to exercise the right to participate in such offering.

6.           Miscellaneous.

(a)           All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment and protest.

(b)           This Note may not be changed or terminated orally, but only with an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification, or discharge is sought with such agreement being effective and binding only upon attachment hereto.

(c)           This Note and the rights and obligations of the Holder and of the undersigned shall be governed and construed in accordance with the laws of the State of Florida.

(d)           Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state or federal courts of Florida and venue shall be in the County of Palm Beach or the Southern District of Florida.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

(e)           In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

(f)           Upon any endorsement, assignment, or other transfer of this Note by the Holder or by operation of law, the term “Holder,” as used herein, shall mean such endorsee, assignee, or other transferee or successor to the Holder, then becoming the holder of this Note.  This Note shall inure to the benefit of the Holder and its successors and assigns and shall be binding upon the undersigned and their successors and assigns.  The term “Company” as used herein, shall include the respective successors and assigns of the Company and any other obligor.

(g)           In the event that any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note, and any surplus thereafter shall immediately be refunded to the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date aforesaid.

By:
Michael Cordani
Chief Executive Officer

5